Sub-Item 77(k)

CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

MADISON COVERED CALL AND EQUITY STRATEGY FUND

On February 8, 2013, the Audit Committee of the Board of Trustees of the Fund appointed, and the Board of Trustees ratified and approved, Deloitte & Touche LLP (D&T), as the independent registered public accounting firm for the December 31, 2013 fiscal year.

Effective February 25, 2013, Ernst & Young LLP (“Prior Auditor”) resigned as the independent public accounting firm for the Fund.  For the fiscal years ended December 31, 2012 and December 31, 2011, the Prior Auditor's reports on the financial statements of the Fund did not contain an adverse opinion or a disclaimer of opinion, nor were its reports qualified or modified as to uncertainty, audit scope or accounting principles.  In addition, there were no disagreements with the Prior Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the Prior Auditor's satisfaction, would have caused it to make reference to that matter in connection with their reports.  Furthermore, there were no reportable events of the kind described in Item 304 (a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the Fund’s fiscal years ended December 31, 2012 and December 31, 2011, and the interim period ended February 25, 2013, neither the Fund or anyone on its behalf consulted D&T concerning (i) the application of accounting policies to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements, or (ii) the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Fund has requested the Prior Auditor to furnish it with a letter addressed to the Securities and Exchange Commission stating whether the Prior Auditor agrees with the statements contained above.  A copy of the letter from the Prior Auditor to the Securities & Exchange Commission is filed as an exhibit hereto.

February 25, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549-4720

Gentlemen:

We have read Sub-Item 77K of Form N-SAR dated February 25, 2013, of Madison Covered Call and Equity Strategy Fund and are in agreement with the statements in the second paragraph.  We have no basis to agree or disagree with other statements of the registrant therein.

/s/   Ernst & Young LLP